EXHIBIT 5.1

August 31, 2007

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Copernic Inc. Amendment to Registration Statement on Form F-3

Dear Sirs:

We have been requested by Copernic Inc., an Ontario (Canada) corporation (the “Company”), to furnish you with our opinions as to the matters hereinafter set forth in connection with the proposed registration under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “Rules”), of warrants (the “Warrants”) exercisable for 646,392 Common Shares (the “Warrant Shares”), all of which are to be registered pursuant to a Registration Statement on Form F-3/A of the Company.

For the purposes of the opinions hereinafter expressed, we have examined the Registration Statement proposed to be filed with the Securities and Exchange Commission (the “Commission”), and originals, or copies authenticated to our satisfaction, of: (a) the Articles of Incorporation and By-Laws of the Company, each as amended; (b) records of proceedings of the Board of Directors of the Company; and (c) such other documents of the Company and/or public officials or others as we have deemed necessary to form a basis of the opinions hereinafter expressed.

In connection with the opinions expressed in this letter, we have examined originals, photocopies, notarial copies, certified copies or facsimiles of such public and corporate records, certificates, instruments and other documents, and we have considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter expressed.

We are solicitors qualified to carry on the practice of law in the Province of Ontario and the opinions hereinafter expressed are limited to the laws of the Province of Ontario and are based on legislation and regulations in effect on the date hereof. We assume no obligation to update these opinions to take into account any changes in laws after the date hereof.

In our examinations we have assumed (a) the genuineness of all signatures and (b) the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as photocopies, notarial copies, certified copies or facsimiles thereof.

Based and relying upon, and subject to the foregoing, we are of the opinion that the Warrant Shares have been conditionally allotted to be issued upon due exercise of the Warrants and when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable securities of the Company.

This opinion is given to you as of the date hereof only after we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein and we also express no opinion as to any matter not expressly stated herein.

This opinion letter is provided solely for the benefit of the party to whom it is addressed in connection with the issuance of the Warrant Shares. We hereby consent to the use of this letter as an exhibit to the Registration Statement on Form F-3/A to be filed by the Company. In giving this consent we do not hereby admit that we have come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Fasken Martineau DuMoulin LLP